Exhibit 6.1

SOFTWARE TRANSFER AGREEMENT

This SOFTWARE TRANSFER AGREEMENT (this “Agreement”) is entered into as of January 1, 2021, (the “Effective Date”) by and between Ohanae Pte Ltd, a Singapore corporation with offices at 43 Science Park Road #01-11, Singapore 117408 (“OSG”) and Ohanae, Inc., a Delaware corporation with its principal office at 54 West 40th Street, New York, NY 10018 (“Ohanae”) (OSG and Ohanae each, a “Party;” together, the “Parties”).

RECITALS

WHEREAS, OSG desires to transfer to Ohanae, and Ohanae desires to receive from OSG, ownership of certain quality assurance software and cycle time reduction product for the design automation industry , including all patents, copyrights, trade secrets and other intellectual property rights therein and thereto;

NOW, THEREFORE, in consideration of the foregoing and of the mutual promises contained in this Agreement, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS AND CONSTRUCTION

1.1.	Capitalized Terms. The following capitalized terms shall have the meanings set forth below:

(a)	“Confidential Information” has the meaning set forth in Section 5.1.

(b)	Derivative Work” has the meaning ascribed to it under the United States Copyright Law, Title 17 U.S.C. Sec. 101 et. seq., as the same may be amended from time to time.

(c)	“Intellectual Property Rights” means any or all of the following which are owned by OSG and all rights in, arising out of, or associated with throughout the world: (i) all United States and foreign patents and applications therefor, including provisional applications, and all reissues, divisions, renewals, extensions, continuations and continuations-in-part thereof (“Patents”); (ii) all rights (other than Patents) in inventions (whether patentable or not), invention disclosures, improvements, trade secrets, proprietary information, know-how, technology and technical data (“Trade Secrets”); and (iii) all copyrights, copyright registrations and applications therefor and all other rights corresponding thereto throughout the world (“Copyrights”).

(d)	“Prior Grantee” means those third parties who have been granted a license to, or otherwise have a right, to the Transferred Software.

(e)	“Software” means any and all computer software, documentation and code, including assemblers, applets, compilers, source code, source code listings, object code, data (including image and sound data), design tools and user interfaces, in any form or format, however fixed.

(f)	“Third Party Software” means any Software that is a component of, or necessary to compile, the Transferred Software and that is either not owned by OSG to which OSG is restricted from transferring ownership to Ohanae.

(g)	Transferred Intellectual Property Rights” means all Intellectual Property Rights in and to the Transferred Software.

(h)	“Transferred Software” means the Software known as the software and related materials as more particularly described in Exhibit A.

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1.2	Construction. For purposes of this Agreement, whenever the context requires:

(a)	the singular number will include the plural, and vice versa; the masculine gender will include the feminine and neuter genders; the feminine gender will include the masculine and neuter genders; and the neuter gender will include the masculine and feminine genders;

(b)	any rule of construction to the effect that ambiguities are to be resolved against the drafting Party will not be applied in the construction or interpretation of this Agreement;

(c)	the words “include” and “including” and variations thereof, will not be deemed to be terms of limitation, but rather will be deemed to be followed by the words “without limitation;”

(d)	except as otherwise indicated, all references in this Agreement to “Sections” and “Exhibits” are intended to refer to Sections of this Agreement and Exhibits to this Agreement; and

(e)	the headings in this Agreement are for convenience of reference only, will not be deemed to be a part of this Agreement, and will not be referred to in connection with the construction or interpretation of this Agreement.

ARTICLE II

SOFTWARE TRANSFER AND DELIVERY

2.1	Assignment. OSG hereby irrevocably grants, conveys and assigns to Ohanae, by execution hereof, all of its worldwide right title and interest in and to the Transferred Software and Transferred Intellectual Property Rights, to be held and enjoyed by Ohanae and its successors and assigns. OSG further irrevocably grants, conveys and assigns to Ohanae, by execution hereof, all of its worldwide right, title and interest in and to any and all causes of action and rights of recovery for past infringement or misappropriation of the Transferred Intellectual Property Rights, to be held and enjoyed by Ohanae and its successors and assigns. Ohanae hereby accepts the foregoing grants, conveyances and assignments.

2.2	Further Assurances. On and after the date of this Agreement, OSG will, without charge and promptly upon request by Ohanae, as may be requested by Ohanae in order to effect and perfect the grants, conveyances and assignments contained herein or to enable Ohanae to obtain the full benefits of this Agreement and the transactions contemplated hereby, (i) deliver to Ohanae records, data or other documents relating to the Transferred Intellectual Property Rights that are in OSG’s possession, (ii) execute and deliver assignments, licenses, consents, documents or further instruments of transfer, including without limitation the short form assignment in Exhibit E, and (iii) take other reasonable actions, render other assistance and execute other documents. OSG will also assist Ohanae in filing and prosecuting United States and foreign patent applications claiming the Transferred Intellectual Property Rights at the Ohanae’s expense.

2.3	Exclusive Ownership. Without limiting the foregoing, Ohanae will have the exclusive right to commercialize, prepare and sell products based upon, license, sublicense, prepare derivative works from, and otherwise use and exploit the Transferred Software and Transferred Intellectual Property Rights. OSG hereby waives any and all moral rights, including any right to identification of authorship or limitation on subsequent modification, that OSG (or its employees, agents or consultants) has or may have in any Transferred Software or Transferred Intellectual Property Rights.

2.4	Power of Attorney. OSG hereby irrevocably designates and appoints Ohanae and its duly authorized officers and agents as its agents and attorneys-in-fact, to act in its behalf and instead of OSG, to execute and file any such application, and to do all other lawfully permitted acts to further the prosecution and issuance of Intellectual Property Rights provided for herein with the same legal force and effect as if executed by OSG. This power of attorney shall be deemed coupled with an interest and shall be irrevocable.

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2.5	Delivery. On the Effective Date, OSG shall deliver to Ohanae:

a)	the Transferred Software via FTP (File Transfer Protocol) download, as more particularly described in Exhibit A;

b)	an affirmation for Software Product Purchase by Electronic Transfer as set forth in Exhibit D; and

c)	an Assignment of Copyright as set forth in Exhibit E.

2.6	No Assumed Liabilities. The Parties agree that Ohanae shall not assume any liabilities associated with the Transferred Software or the Transferred Intellectual Property Rights that arose prior to or on the Effective Date, regardless of whether any such liabilities are determined or asserted after the Effective Date.

ARTICLE III

PAYMENT OF SHARES

3.1	Payment Terms. Ohanae will transfer 15,000,000 common shares of Ohanae, Inc. Delaware corporation Common Stock to OSG and an additional amount shall be payable by Ohanae in the amount of Six Hundred Eighty Thousand Dollars (“$680,000”) upon the first close of an Ohanae private placement (the “Due Date”). The share transfer and cash payment constitute the full and complete consideration for the Transferred Intellectual Property Rights and the Transferred Software (the “Purchase Price”).

3.2	Taxes. The share transfer shall take place upon the successful integration of the Ohanae software and is anticipated to be completed in 3 months.

(a)	Payment of Taxes. OSG shall be solely responsible for the payment of, and shall pay when due and indemnify Ohanae against, all applicable federal and state taxes, including any sales, use, excise or transfer taxes and other taxes associated with payments to OSG under this Agreement (except for taxes assessed on Ohanae’s net income). The Parties shall cooperate and take all reasonable steps to reduce any transfer taxes associated with the transactions contemplated hereby.

(b)	Post-Closing Tax Covenants.

(i)	In the case of any personal property taxes (or other similar taxes) attributable to the Transferred Software, OSG shall be responsible for tax returns which cover the taxable period through and until the Effective Date and, subject to the provisions of Section 3.3(b) (ii) Ohanae shall be responsible for tax returns relating to the taxable period from the Effective Date forward.

(ii)	To the extent relevant to the Transferred Software, each Party shall (i) provide the other with such assistance as may reasonably be required in connection with the preparation of any tax return and the conduct of any audit or other examination by any taxing authority or in connection with judicial or administrative proceedings relating to any liability for taxes; and (ii) retain and provide the other with all records or other information that may be relevant to the preparation of any tax returns, or the conduct of any audit or examination, or other proceeding relating to taxes. OSG shall retain all documents, including prior years’ tax returns, supporting work schedules and other records or information with respect to all applicable tax returns and shall not destroy or otherwise dispose of any such records for six (6) years after the Effective Date without the prior written consent of Ohanae.

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ARTICLE IV

NON-COMPETE AND EXCLUSIVITY

4.1

Covenant. Commencing on the Effective Date and for two (2) years thereafter, OSG shall not engage in developing on behalf of any other person or entity product functionality that competes with any of the features or functions of the Transferred Software. The Parties agree that such covenant is necessary to protect Ohanae’s Trade Secrets in and to the Transferred Software and the value of Ohanae’s investment in the Transferred Software.

4.2	Separate Covenants. The covenants contained in Sections 4.1 will be construed as a series of separate covenants, one for each county, city, state and country of the geographic scope. If, in any judicial proceeding, a court refuses to enforce any of such separate covenants (or any part thereof), then such unenforceable covenant (or such part) will be eliminated from this Agreement to the extent necessary to permit the remaining separate covenants (or portions thereof) to be enforced. In the event that the provisions of Sections 4.1 are deemed to exceed the time, geographic or scope limitations permitted by applicable law, then such provisions will be reformed to the maximum time, geographic or scope limitations, as the case may be, permitted by applicable laws.

ARTICLE V

CONFIDENTIAL INFORMATION

5.1	Disclosure. For purposes of this Agreement, “Confidential Information” means any proprietary information, technical data, trade secrets or know- how, including, but not limited to, research, business plans or models, product plans, products, services, computer software and code, developments, inventions, processes, formulas, technology, designs, drawings, engineering, hardware configuration information, marketing, finances or other business information disclosed by Ohanae either directly or indirectly in writing, orally or by drawings or inspection of parts or equipment or owned by Ohanae even though not delivered by Ohanae. It is understood that all Confidential Information is and shall remain the sole property of Ohanae, and OSG shall have no interest therein. Upon Ohanae’s request, OSG shall promptly return to Ohanae all such tangible Confidential Information.

5.2	Exclusions. Notwithstanding the provisions of Section 5.1, Confidential Information shall exclude information that OSG can demonstrate: (i) was independently developed by OSG without any use of Ohanae’s Confidential Information or by OSG’s employees or other agents (or independent contractors hired by OSG) who have not been exposed to Ohanae’s Confidential Information (provided that this clause does not limit the terms of Article 4); (ii) becomes known to OSG, without restriction, from a source other than Ohanae (or Ohanae Confidential Information) that had a right to disclose it without breach of this Agreement; or (iii) was in the public domain at the time it was disclosed or enters the public domain through no act or omission of OSG.

5.3	Transferred Software. Notwithstanding anything in Sections 5.1 and 5.2, the Transferred Software and any other non-public information regarding the Intellectual Property Rights shall be deemed Confidential Information of Ohanae.

5.4	Confidentiality Obligation. OSG may use Ohanae Confidential Information solely to fulfill its obligations to Ohanae in connection with this Agreement. OSG shall treat as confidential and not disclose to any third party any of Ohanae’s Confidential Information and shall not use such Confidential Information for its own benefit. Without limiting the foregoing, OSG shall use at least the same degree of care which it uses to prevent the disclosure of its own confidential information of like importance, but in no event with less than reasonable care, to prevent the disclosure of Ohanae’s Confidential Information. OSG further agrees to take all reasonable precautions to prevent any unauthorized disclosure or use of any Ohanae Confidential Information.

5.5	Confidentiality of Agreement. Each Party agrees that the terms and conditions, but not the existence, of this Agreement shall be treated as Ohanae’s Confidential Information and that no reference to the terms and conditions of this Agreement or to activities pertaining thereto may be made in any form of public or commercial advertising without the prior written consent of Ohanae; provided, however, that OSG may disclose the terms and conditions of this Agreement: (i) to its legal counsel; (ii) as required by any court or other governmental body; or (ii) as otherwise required by law.

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5.6	Remedies. Unauthorized use by OSG of Ohanae ’s Confidential Information will diminish the value of such information. Therefore, if OSG breaches any of its obligations with respect to confidentiality or use of Confidential Information hereunder, OSG agrees and acknowledges that Ohanae shall be entitled to equitable relief to protect its interest therein, including injunctive relief, as well as money damages.

5.7	Required Disclosure. In the event that OSG believes that it will be compelled, or is compelled, by a court, administrative agency, or other governmental body to disclose Ohanae’s Confidential Information, it shall: (i) provide prompt notice thereof to Ohanae so that Ohanae make take steps to oppose such disclosure, and (ii) cooperate with Ohanae’s reasonable attempts to oppose such disclosure, and (iii) use its reasonable efforts to obtain a protective order or otherwise prevent unrestricted or public disclosure of such information.

5.8	Public Announcements. OSG shall not make any public announcement relating to this Agreement except upon Ohanae’s prior written consent, which may be granted or withheld in Ohanae’s sole discretion.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES

6.1	General. Each Party represents and warrants to the other that: (i) such Party has the full right, power and authority to enter into this Agreement and fully perform its obligations hereunder; and (ii) the making of this Agreement and such Party’s performance of all its obligations hereunder is not prohibited by or in conflict with any agreement between such Party and any third party.

6.2	Warranty. OSG represents and warrants to Ohanae that:

(a)	the Transferred Software and Transferred Intellectual Property Rights will not infringe any third party’s Intellectual Property Rights;

(b)	Exhibit C lists all registered Intellectual Property Rights with respect to the Transferred Software. All such registered Intellectual Property Rights are currently in compliance with formal legal requirements (including payment of filing, examination and maintenance fees and proofs of use), are valid and enforceable, and are not subject to any unpaid maintenance fees or taxes or actions falling due within ninety (90) days after the Effective Date. There are no proceedings or actions known to OSG before any court, tribunal (including the United States Patent and Trademark Office or equivalent authority anywhere in the world) related to any such registered Intellectual Property Rights. OSG has not claimed any status in the application for or registration of any Registered Intellectual Property Rights that would not be applicable to Ohanae;

(c)	Exhibit F contains a complete, accurate list and description of all Third Party Software and other technology of third parties included in the Transferred Software;

(d)	Exhibit G contains a complete, accurate list and description of all Prior Grantees;

(e)	OSG has not transferred ownership of, granted any exclusive license of or right to or authorized the retention of any exclusive rights to or joint ownership of, any Transferred Software;

(f)	OSG has not permitted OSG’s rights in the Transferred Intellectual Property Rights to lapse or enter the public domain; and no open source or public library software, including any version of any software licensed pursuant to any GNU public license, was used in the development or modification of any Software that is or was Transferred Software or is incorporated into any Transferred Software;

(g)	in each case in which OSG has acquired any Transferred Software from any person, OSG has obtained a valid and enforceable assignment sufficient to irrevocably transfer all rights in and to all such Transferred Software and Transferred Intellectual Property Rights (including the right to seek past and future damages with respect thereto) to OSG;

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(h)	OSG has no knowledge of any facts or circumstances that would render any Transferred Intellectual Property Rights invalid or unenforceable;

(i)	there is no action, suit, claim, proceeding or investigation of any nature pending or, to OSG’s knowledge, threatened against OSG relating to the Transferred Software or Transferred Intellectual Property Rights, nor is there any reasonable basis therefore.

(j)	there is no investigation or other proceeding pending or, to OSG’s knowledge, threatened relating to the Transferred Software by or before any governmental entity, nor is there any reasonable basis therefor; and there are no judgments and no orders or decrees issued by any governmental entity, and there are no other orders or decrees, citations, fines or penalties heretofore assessed against OSG, affecting the Transferred Software under any foreign, federal, state or local law.

(k)	the Transferred Software is free and clear of any liens or encumbrances;

(l)	OSG is the exclusive owner of the Transferred Software and the Transferred Intellectual Property Rights;

(m)	no Transferred Software or Transferred Intellectual Property Rights is subject to any proceeding or outstanding decree, order, judgment or settlement agreement or stipulation that restricts in any manner the use, transfer or licensing thereof by OSG or may affect the validity, use or enforceability of such Transferred Software or Transferred Intellectual Property Rights by Ohanae;

(n)	following the Effective Date, Ohanae will be permitted to exploit the Transferred Software to the same extent OSG would have been able to had the transactions contemplated by this Agreement not occurred and without the payment of any additional amounts or consideration;

(o)	to OSG’s knowledge, no person is infringing or misappropriating any Transferred Intellectual Property Rights; and

(p)	OSG has taken all steps that are required to protect OSG’s rights in Confidential Information and Trade Secrets within the Transferred Software. Without limiting the foregoing, OSG has and enforces a policy requiring each employee and consultant of OSG to execute a proprietary rights assignment and confidentiality agreement consistent with industry standards and all current and former employees and consultants of OSG who have created or modified any of the Transferred Software have executed such an agreement assigning all of such employees ’ and consultants’ rights in and to the Transferred Software to OSG.

6.3	Warranty Disclaimer. EXCEPT FOR THE WARRANTIES PROVIDED FOR HEREIN, THE PARTIES HEREBY DISCLAIM ANY AND ALL WARRANTIES, WHETHER EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION ALL IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

ARTICLE VII

INDEMNIFICATION

7.1	Indemnification by OSG. OSG shall indemnify and hold harmless Ohanae and its officers, directors, and employees from and against any and all damages, losses, costs, liabilities and expenses (including reasonable attorneys’ fees) arising out of or related to a breach or alleged breach which, if true, would constitute a breach by OSG of any OSG representation or warranty set forth in ARTICLE VI.

7.2	Conditions to Indemnification. OSG’s obligation to indemnify Ohanae under Section 7.1 shall be subject to Ohanae: (i) providing OSG with written notice of any third party claim; and (ii) providing OSG with proper and full information and reasonable assistance to defend and/or settle any such claim or action.

7.3	Infringement. If Ohanae receives notice of a claim that any of the Transferred Software or Work Product as delivered by OSG to Ohanae hereunder infringes any third party’s Intellectual Property Rights, or if Ohanae reasonably believes that such a claim may occur, Ohanae shall notify OSG. In the event of the foregoing or if OSG reasonably believes that such a claim may occur, OSG shall, with Ohanae’s written consent, either: (i) procure for Ohanae the right to continue to exercise the rights to such Transferred Software granted to Ohanae under this Agreement; or (ii) provide Ohanae with alternative non-infringing technology with substantially equivalent functionality.

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7.4	Limitations. OSG shall have no liability hereunder, with respect to any claim or damages to the extent arising from or relating to:

(i)	any modification made to the Transferred Software by a party other than OSG, if such infringement would not have occurred but for such modification; or

(ii)	any combination of the Transferred Software by OSG hereunder with Software, hardware or other technology or materials supplied by anyone other than OSG, if such infringement or misappropriation would not have occurred but for such combination.

ARTICLE VIII

LIMITATIONS OF LIABILITY

IN NO EVENT WILL EITHER PARTY BE LIABLE FOR ANY SPECIAL, INCIDENTAL, EXEMPLARY, OR CONSEQUENTIAL DAMAGES, WHETHER BASED ON BREACH OF CONTRACT, TORT (INCLUDING NEGLIGENCE), OR OTHERWISE, REGARDLESS OF WHETHER SUCH DAMAGE WAS FORESEEABLE AND WHETHER OR NOT SUCH HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGE; PROVIDED HOWEVER THAT THE FOREGOING LIMITATIONS WILL NOT APPLY TO OSG’S OBLIGATIONS UNDER ARTICLES V AND VII. LIABILITY FOR OBLIGATIONS SET FORTH IN ARTICLE VII SHALL BE LIMITED TO THE PURCHASE PRICE.

ARTICLE IX

GENERAL

9.1	Expenses. Except as expressly provided herein, each Party shall be solely responsible for its own costs and expenses (including its attorneys’ fees and accountants’ fees): (i) incurred in negotiating and consummating the transactions contemplated hereby; and (ii) for maintaining and perfecting the rights granted to such Party hereunder, including costs for recordation of documents, registration of rights and payment of government fees incurred after the Effective Date.

9.2	No Agency. Each Party shall in all matters relating to this Agreement act as an independent contractor. Neither Party shall have authority, nor shall either Party represent that it has any authority, to assume or create any obligation, express or implied, on behalf of the other, or to represent the other Party as agent or employee or in any other capacity. Neither execution nor performance of this Agreement shall be construed to have established any agency, joint venture, or partnership.

9.3	Attorneys’ Fees. If any legal action or other legal proceeding relating to this Agreement or the enforcement of any provision of this Agreement is brought against any Party to this Agreement, the prevailing Party shall be entitled to recover reasonable attorneys’ fees, costs, and disbursements (in addition to any other relief to which the prevailing Party may be entitled).

9.4	Notices. Any notice or other communication required or permitted to be delivered to any Party under this Agreement must be in writing and shall be deemed properly delivered, given and received when delivered (by hand, by registered mail, by courier or express delivery service or by facsimile) to the address or facsimile telephone number set forth beneath the name of such Party below (or to such other address or facsimile telephone number as such Party may have specified in a written notice given to the other Party):

if to Ohanae:

Ohanae, Inc.

54 West 40th S.,

New York, NY 10018

Attention: Daniel Kaylor, General Counsel

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with a copy to:

Gregory Hauw

To:

Ohanae Pte Ltd.

43 Science Park Road #01-11

Singapore 117408

Attention: Janice Chan, General Manager

9.5	Governing Law. THIS AGREEMENT SHALL BE GOVERNED IN ALL RESPECTS BY THE LAWS OF THE UNITED STATES OF AMERICA AND THE STATE OF NEW YORK AS SUCH LAWS APPLY TO AGREEMENTS ENTERED INTO AND TO BE PERFORMED ENTIRELY WITHIN NEW YORK BY NEW YORK RESIDENTS.

9.6	Forum and Venue. Any judicial action or proceeding arising hereunder or relating hereto shall be brought in, and the Parties hereby consent to the exclusive, personal jurisdiction of the State courts of New York, or in the United States District Court in New York, New York.

9.7	Injunctive Relief. It is understood and agreed that, notwithstanding any other provision of this Agreement either Party’s breach of confidentiality obligations or provisions relating to proprietary rights will cause irreparable damage for which recovery of money damages would be inadequate, and that the other Party will therefore be entitled to seek timely, injunctive relief to protect such Party’s rights under this Agreement in addition to any and all remedies available at law.

9.8	Waiver. No failure on the part of a Party to exercise any power, right, privilege, or remedy under this Agreement, and no delay on the part of any Party in exercising any power, right, privilege, or remedy under this Agreement, will operate as a waiver of such power, right, privilege, or remedy; and no single or partial exercise of any such power, right, privilege, or remedy will preclude any other or further exercise thereof or of any other power, right, privilege, or remedy.

(a)	No Party shall be deemed to have waived any claim arising from this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Party; and any such waiver will not be applicable or have any effect except in the specific instance in which it is given.

9.9	Assignment. Ohanae may assign all of its assets and other rights acquired hereunder in their entirety and in whole, and in part, provided the successor agrees in writing to be bound by all of the obligations set forth in this Agreement in the same manner as Ohanae. OSG shall have no right to assign or transfer this Agreement, or any of its rights hereunder, without the prior permission of Ohanae, which may be granted or withheld at Ohanae ’s sole discretion. Any assignment in violation of this Section 9.9 is null and void.

9.10	Severability. If, for any reason, a court of competent jurisdiction finds any provision of this Agreement, or portion thereof, to be invalid or unenforceable, such provision of the Agreement will be enforced to the maximum extent permissible so as to effect the intent of the Parties, and the remainder of this Agreement will continue in full force and effect. The Parties agree to negotiate in good faith an enforceable substitute provision for any unenforceable provision that most nearly achieves the intent and economic effect of the unenforceable provision. Notwithstanding the foregoing, if a court of competent jurisdiction determines that any restriction on any license granted herein is invalid or unenforceable, then the license grants to which such restriction relates shall terminate automatically.

9.11	Entire Agreement. This Agreement (including the Exhibits hereto) sets forth the entire understanding of the Parties hereto relating to the subject matter hereof and supersedes all prior agreements and understandings between the Parties hereto relating to the subject matter hereof.

9.12	Amendments. This Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered on behalf of OSG and Ohanae.

9.13	Counterparts. This Agreement may be executed in counterparts, which, when taken together, shall constitute one agreement.

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IN WITNESS WHEREOF, the Parties, by their duly authorized representatives, have executed this Agreement as of the Effective Date.

Ohanae Pte Ltd., a Singapore Limited company

By: /s/ Janice Chan

Janice Chan, Director

Ohanae, Inc., a Delaware Corporation

By: /s/ Gregory Hauw

Gregory Hauw, President

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EXHIBIT A

Transferred Software and Delivery

TRANSFERRED SOFTWARE: is known as Ohanae Security software, a set of applications for operating a system for secure transactions in security markets . This includes:

•	All Software code, documentation and specifications related to the Ohanae Identification modules.
•	All Software code, documentation and specifications related to the Ohanae Reports application.
•	All Software code, documentation and specifications related to the Ohanae for Coin prototype effort.
•	All rights and title to the above works.
•	All marketing materials related to the foregoing.

The components of the Ohanae system are further described as:

•	an application for configuring the KYC standards that will be enforced.
•	an application for users to review the results of testing.
•	an application for an administrator to check conformance of a large number of models in a batch environment.
•	an application for a manager to review charts and reports of the aggregate results in a dashboard-style format.

The Software is more fully described in Exhibit B (Specifications).

On the Effective Date, OSG shall make the Transferred Software and any related documentation or other Transferred Software available at an agreed upon secure Web site for FTP (File Transfer Protocol) download to Ohanae’s New York, facility.

Specifications

SPECIFICATIONS: Specifications for the Transferred Software are set forth in Exhibit B

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EXHIBIT B

SPECIFICATIONS

The following modules perform the functions identified below:

Ohana Connect
Platform Connect
Ohana Identity
IOS
Android
macOS
Windows
Ohanae Server
User Management
Website
REST API
Ohana BlockChain (25 nodes)
Smart Contract
Primary Issuance / Secondary Trading Backend
Token Management Backend
Primary Issuance / Secondary Trading Frontend
Token Management Frontend
Azure Key Vault
Azure SQL Server

Ohanae Platform – Attachment I

Ohanae App for Android, iOS, macOS, and Windows

Product Description on App Store: Ohanae delivers TRUST by reimagining self- sovereign identity, password protection, cloud data protection, secure file sharing, while permitting a familiar access from any device.

Your Ohanae Account (Ohanae Identity) is a verified digital identity with built-in Know Your Customer (KYC) and Anti-Money Laundering (AML) verification.

•	Ohanae offers passwordless login using your Ohanae Identity through Ohanae Connect, a blockchain powered decentralized secure authentication mechanism for web and mobile app without the need for username and password.

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Too Many People Reuse their Passwords.

•	With the explosion of online services, the number of individual websites requiring registration has dramatically increased, and it is becoming apparent that the current username/password authentication model is unsustainable.

•	To deal with dozens of individual usernames and passwords required by different sites, users are forced to either write down their usernames or reuse the same password for every website.

•	This is undesirable as it creates multiple vectors for attacks leaving a single hacked site with the potential to completely compromise a user's digital identity on the Internet today.

•	Ohanae creates unique strong password for each account to prevent password reuse.

•	Ohanae ensures users that their passwords cannot be guessed, phished, or stolen.

For private files in personal cloud storage, Ohanae transparently encrypts files using a highly secure key that is generated on each use and not stored on the device or in the cloud. This encryption prevents access to documents by unauthorized users who might compromise your personal cloud storage accounts.

•	All the files stored in your Dropbox, Google Drive, and OneDrive will be automatically encrypted before they are uploaded to the cloud storage providers.

Ohanae delivers Secure File Sharing in a whole new way.

•	You may share files and passwords securely with anyone using Email, WhatsApp, or personal cloud storage.

•	Files are encrypted using unique encryption keys which are associated with specific recipients. This allows other Ohanae users to receive encrypted files from you without their knowing any of your critical security data, while maintaining the same level of data security.

•	Folders in your personal cloud storage can be shared with other Ohanae users, and only those users in your sharing list can decrypt and access the shared files.

Features:

1.	Ohanae Connect: Passwordless login using Ohanae Identity.

2.	Password Protection: Create unique strong password for each account to prevent password reuse (password hygiene).

3.	Secure Cloud Drive: Allow users to easily create, share, and keep files in personal cloud storage while permitting secure and simple access from any devices.

4.	Secure File Sharing: You may share files securely with anyone via email attachment, WhatsApp, personal cloud storage, making sharing of files and passwords safer, faster, and more private.

5.	The Ohanae solution is easy to install and use without any disruption to your normal workflows, users can download the Ohanae App from the popular app store.

6.	One-time Signup, Good for Lifetime!

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Ohanae Blockchain is based on Quorum and IBFT Consensus

The following modules are white label software from Ambisafe, Inc., (Attachment II)

1.	Equity Token Offering Module
2.	Token (Cap Table) Management Module
3.	Secondary Trading
4.	Stablecoin for Payments

Wire Transfer
KYC/AML verified Ohana ID account holder
ACH
Ohanae Demand Deposit Account (DDA) Signature Bank (NYDFS)
Credit/ Debit Card
Redeem (Redeemed funds are credited to Signature Bank DDA account)
1:1
Deposit (Deposit any amount of Signet available in Signature Bank DDA into Signet™)
Ohanae Signet™ Wallet (qualify for FDIC insurance)
Send (Transfer any amount of Signet, up to the Available Balance in Signet™ Wallet, to another Signet™ account holder 24x7x365)
1:1
Ohana Blockchain
1:1
Ohana Coin (OUSD)
Send (Transfer any amount of OUSD, up to the Available Balance in your Ohana ID Wallet, to another Ohana ID account holder 24x7x365)

Ohanae Coin for Payments

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EXHIBIT C

Registered Intellectual Property Rights

Trademarks: OHANAE®

Design plus words, letters, and/or numbers – PTO Registration No. 5813583

COPYRIGHTS: Unregistered code for OHANAE software.

DOMAIN NAMES:

www.ohanaesecurities.com,

www.ohanae.net

www.ohanae.com

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EXHIBIT D

Affirmation for Software Product Purchase by Electronic Transfer

The undersigned hereby affirm the following to be true:

On the 20th day of September, 2020 the following software products were delivered to Ohanae, Inc. (“Ohanae”) at New York, NY, via electronic transfer:

a.	OHANAE software as more fully described in the Software Transfer of Agreement between OSG and Ohanae dated September 20th, 2020.

Electronic Transmission via Remote Telecommunication delivery.

The software products were transferred to Ohanae by telecommunications or via Internet download to Ohanae’s computer.

a.	SVN Server - Windows Store App, Windows Desktop, and Ohanae Server.
b.	Git Server – Android, iOS, macOS.
c.	Ambisafe Gitlab Server – Ohanae is given rights to access.

Ohanae warrants that, at no time during or after installation of this software product(s) did any employee of Ohanae come into possession of any of the computer media utilized during installation. Ohanae warrants that Ohanae has neither retained nor has any access to “back-up” or “just in case” copies of the installed software.

No escrow or other holding of a master copy of the purchased software exists.

Affirmed this 20th day of September, 2020.

By: /s/ Gregory Hauw

Gregory Hauw, President

(Ohanae employee)

By: /s/ Janice Chan

Janice Chan

(OSG Director)

All parties: Please retain a copy of this document for your files.

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EXHIBIT E

Assignment of Copyright

For good and valuable consideration, the receipt of which is hereby acknowledged, Ohanae Pte Ltd, a Singapore corporation with offices at 43 Science Park Road #01-11 (117408) (“OSG”) hereby assigns all right, title and interest whatsoever, throughout the world, in and under the copyright on the work entitled Ohanae Software to have and to hold the same, unto Ohanae, Inc., (“Ohanae”), a Delaware corporation with its principal office at 54 West 40th St., New York, NY 10018 its successors and assigns, for the full duration of all such rights, and any renewals and extensions thereof.

This assignment is made pursuant to, and is subject to all of the terms of the Software Transfer Agreement, between OSG and Ohanae, dated as of September 20th, 2020.

IN WITNESS THEREOF, I have hereunto set hand and seal this

Date: September 20th, 2020

By: /s/ Janice Chan

Janice Chan, Director

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EXHIBIT F

Third Party Software

THIRD PARTY SOFTWARE:

Ambisafe Software, Inc.

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EXHIBIT G

Prior Grantees PRIOR

GRANTEES: None.

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